Exhibit 3.503
AMENDED AND RESTATED
ARTICLES OF ORGANIZATION
OF
FRONTIER WASTE SERVICES (UTAH), LLC
          Frontier Waste Services (Utah), LLC, a Utah Limited Liability Company, duly organized and existing under the laws of the state of Utah (the “Company”), does hereby amend and restate its Articles of Organization in accordance with Sections 48-2c-409 et. seq., Utah Code Annotated, as follows:
          FIRST. The name of the Company is Frontier Waste Services (Utah), LLC.
          SECOND. The Company’s original Articles of Organization were filed in the State of Utah on April 26, 2001.
          THIRD. The Company’s Articles of Organization are amended and restated in their entirety as follows:
ARTICLE I
NAME
          The name of the limited liability company is Frontier Waste Services (Utah), LLC (hereinafter the “Company”).
ARTICLE II
PERIOD OF DURATION
          The Company’s duration shall continue through December 31, 2100, unless earlier terminated by law or pursuant to the Company’s Operating Agreement.
ARTICLE III
PURPOSES
          The Company is organized for any legal and lawful purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Utah Revised Limited Liability Company Act.
ARTICLE IV
REGISTERED AGENT AND OFFICE; PRINCIPAL OFFICE
          The name and address of the registered agent of the Company is CT Corporation System. The address of the initial registered office and principal office of the Company is 50 West Broadway, Salt Lake City, Utah 84101. The director of the Division of Corporations and Commercial Code is hereby appointed as the registered agent of the Company for service of process if the named registered agent has resigned, such agent’s authority has been revoked, or such agent cannot be found or served with the exercise of reasonable diligence.
ARTICLE V
DESIGNATED OFFICE
          The street address of the Company’s designated office is c/o CT Corporation System, 50 West Broadway, Salt Lake City, Utah 84101.
ARTICLE VI
MANAGEMENT
          The Company shall be managed by members. The name and address of the sole member of the Company is as follows:
Frontier Waste Services, L.P.
15880 North Greenway Hayden Loop
Suite 100
Scottsdale, Arizona 85260
ARTICLE VII
INDEMNIFICATION
          The Company shall indemnify to the fullest extent permitted by the Utah Limited Liability Company Act any person or entity who was or is a party or is threatened to be made a party to any threat, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he, she or it is or was a member, manager or officer of the Company.
          FOURTH: The foregoing amendment was adopted on September 25, 2005.
          FIFTH: The amendment was adopted by the Members and any Managers of the Company as required by Section 48-2c-408(2) of the Utah Revised Limited Liability Company Act.

          IN WITNESS WHEREOF, the undersigned have duly executed these Articles of Organization as of the 25th day of September, 2005, in accordance with the requirements of Section 48-2c-409(4)(a) to be filed with the Division.

MEMBER:

Frontier Waste Services, L.P.

By:	Allied Waste Landfill Holdings, Inc.,
a Delaware corporation, general partner

By: Its:	/s/ Jo Lynn White Jo Lynn White, Secretary

ACCEPTANCE AS REGISTERED AGENT:

CT Corporation System

By:
Its:

          841050